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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported):  NOVEMBER 24, 1996



                               DUKE POWER COMPANY
             (Exact Name of Registrant as Specified in its Charter)



      NORTH CAROLINA                    1-4928                   56-0205520
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
    of Incorporation)                                        Identification No.)



    422 South Church Street
   Charlotte, North Carolina                             28242-0001
(Address of Principal Executive Offices)                 (Zip Code)


       Registrant's telephone number, including area code:  704-594-0887
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Item 5.  Other Events.

       On November 24, 1996, Duke Power Company, a North Carolina corporation ("Duke"), Duke Transaction Corporation, a newly formed Delaware corporation wholly owned by Duke ("Duke Transaction") and PanEnergy Corp, a Delaware corporation ("PanEnergy"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a strategic business combination of Duke and PanEnergy. Pursuant to the Merger Agreement, Duke Transaction will be merged with and into PanEnergy (the "Merger") and PanEnergy will become a wholly owned subsidiary of Duke, which will change its name to "Duke Energy Corporation." In the Merger, each outstanding share of Common Stock, par value $1.00 per share, of PanEnergy will be converted into the right to receive 1.0444 shares of Common Stock, without par value, of Duke. Based on the number of shares of Common Stock of PanEnergy outstanding on November 22, 1996, the shareholders of PanEnergy will own approximately 44% of the outstanding shares of Common Stock of Duke following the Merger. Upon completion of the Merger, Richard B. Priory, currently President and Chief Operating Officer of Duke, will become Chairman and Chief Executive Officer of Duke Energy Corporation ("Duke Energy") and Paul
M. Anderson, currently President and Chief Executive Officer of PanEnergy, will become President and Chief Operating Officer of Duke Energy and they will jointly constitute the Office of the Chief Executive. The Board of Directors of Duke Energy will be made up of 18 persons, eleven from Duke and seven from PanEnergy. Duke Energy will be headquartered in Charlotte, with Houston serving as the center for PanEnergy's pipeline operations, trading and marketing services and certain business development activities.

       The Merger Agreement has been approved by the Boards of Directors of Duke and PanEnergy. Consummation of the Merger is subject to certain closing conditions, including approval by the shareholders of PanEnergy and the approval by the shareholders of Duke of an increase in Duke's authorized shares. Duke and PanEnergy presently intend that the shareholders' meetings to consider such approval will be held as early as practicable in 1997. Consummation of the Merger is also subject to receipt of a favorable opinion of counsel that the Merger will qualify as a tax-free reorganization, the effectiveness of a Registration Statement to be filed by Duke in respect of its Common Stock to be issued in the Merger and certain regulatory approvals or filings, including approvals by or filings with the North Carolina Utilities Commission, The Public Service Commission of South Carolina and the Federal Energy Regulatory Commission and the filing of the requisite notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of applicable waiting periods thereunder. Duke and PanEnergy have agreed to certain undertakings and limitations regarding the conduct of their business prior to the closing of the transaction, which they anticipate will occur in 1997.

       The Merger Agreement provides for termination by either Duke or PanEnergy if the Merger has not been consummated by June 30, 1998 or if shareholder approval is not obtained by Duke at its shareholders' meeting or by PanEnergy at its shareholders' meeting. The Merger Agreement may be terminated by PanEnergy before the approval of PanEnergy's shareholders is obtained if the Board of Directors of PanEnergy determines that such termination is required by reason of an Alternative Proposal (as defined in the Merger Agreement) being made. The Merger Agreement may be terminated by Duke if the Board of Directors of PanEnergy withdraws or modifies in a manner materially adverse to Duke its

                                       2
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approval or recommendation of the Merger Agreement or the Merger or recommends an Alternative Proposal to PanEnergy's shareholders. If an Alternative Proposal is made and the Merger Agreement is terminated (x) pursuant to either of the provisions described in the two preceding sentences, (y) because shareholder approval is not obtained by PanEnergy at its shareholders' meeting (or because such meeting has not been convened prior to June 30, 1998) or (z) by Duke by reason of a breach of representation or warranty or covenant, and in any such case the Alternative Proposal has not been rejected by the Board of Directors of PanEnergy and withdrawn, then PanEnergy will pay Duke a $200 million fee.

       The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement, which is attached hereto as Exhibit 2(b) and is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

       The following exhibits are filed herewith:

       2(a).  Press release dated November 25, 1996.

       2(b). Agreement and Plan of Merger dated as of November 24, 1996 among Duke Power Company, Duke Transaction Corporation and PanEnergy Corp.

                                   SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   DUKE POWER COMPANY



Date:  December 9, 1996            By: /s/ Richard J. Osborne
                                       ----------------------
                                       Richard J. Osborne
                                       Senior Vice President
                                        and Chief Financial Officer

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                             Exhibit Index


Exhibit
 Number                       Description
---------                     -----------
2(a).        Press release dated November 25, 1996.

2(b). Agreement and Plan of Merger dated as of November 24, 1996 among Duke Power Company,
             Duke Transaction Corporation and PanEnergy Corp.

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